Exhibit 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

SUMMARY:
United Capital Corp.
Reports Fourth Quarter and Year End Results

COMPANY CONTACT:
Anthony J. Miceli
Chief Financial Officer
www.unitedcapitalcorp.net
(516) 466-6464

FOR IMMEDIATE RELEASE

GREAT NECK, New York, February 24, 2010…   United Capital Corp. (NYSE Amex: AFP) today reported results for the fourth quarter and year ended December 31, 2009 (see Table attached).

Total revenues for the fourth quarter of 2009 increased 9.3% to $17.9 million, compared to $16.4 million for the corresponding quarter of 2008.  This increase is primarily attributable to the Company’s recent acquisition of the Doubletree Miami Mart Hotel and Convention Center located in Miami, Florida during August 2009.  Income from continuing operations and net income for the current quarter were both $1.7 million or $.19 per basic share.

 For the full year total revenues for 2009 were $60.1 million, down $12.3 million from $72.4 million in 2008, reflecting the impact the weakened economy has had on our engineered products and hotel operation segments.  This resulted in operating income of $6.9 million for the year, a $3.1 million decline from that reported in 2008.  Net income for the current year was $5.7 million or $.63 per basic share, compared to $1.6 million or $.19 per basic share for 2008.

The 2008 results includes ($24.1) million in realized losses on the Company’s marketable securities portfolio.  In addition, during the prior year, the Company recorded a $6.6 million gain from the sale of a property, reflected as income from discontinued operations, on a net of tax basis.

In commenting on these results, A.F. Petrocelli, Chairman of United Capital Corp., noted “We are pleased with the Company’s 2009 performance, particularly in light of the challenging economic environment which adversely impacted our manufacturing and hotel businesses.  We are excited about the operation improvements and progress made to date on the renovations to our Miami hotel, the newest addition to our growing hotel portfolio.”

Certain statements in this press release and other statements made by the Company or its representatives that are not strictly historical facts are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment.  The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.  The Company also assumes no obligation to publicly update or revise its forward-looking statements or to advise of changes in the assumptions and factors on which they are based.  See our 2008 Annual Report on Form 10-K and our 2009 Form 10-Q’s for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.

United Capital Corp. and its subsidiaries own and manage real estate and hotel properties and provide engineered products to industrial and automotive markets worldwide.

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TABLE FOLLOWS

UNITED CAPITAL CORP. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Revenues	$17,930	$16,407	$60,098	$72,401
Operating income	$2,343	$1,741	$6,887	$10,036
Other income (expense)	$905	$(5,704)	$3,572	$(16,741)
Income (loss) from continuing operations before income taxes	$3,248	$(3,963)	$10,459	$(6,705)
Provision (benefit) for income taxes	$1,533	$(968)	$4,241	$(1,863)
Income (loss) from continuing operations	$1,715	$(2,995)	$6,218	$(4,842)
Income (loss) from discontinued operations	$26	$6,444	$(531)	$6,458
Net income	$1,741	$3,449	$5,687	$1,616

Basic earnings (loss) per share:
Income (loss) from continuing operations	$.19	$(.35)	$.69	$(.58)
Income (loss) from discontinued operations	—	.76	(.06)	.77
Net income per share	$.19	$.41	$.63	$.19

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$.18	$(.35)	$.64	$(.58)
Income (loss) from discontinued operations	—	.76	(.06)	.77
Net income per share assuming dilution	$.18	$.41	$.58	$.19

Weighted average shares outstanding:
Basic	9,097	8,483	8,990	8,418
Diluted	9,905	8,483	9,791	8,418